Dohan and Company Certified Public Accountants	7700 North Kendall Drive, 200 Miami, Florida 33156-7578 Telephone: (305) 274-1366 Facsimile: (305) 274-1368 Email: info@uscpa.com Internet: www.uscpa.com

August 20, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated August 20, 2004, of Javakingcoffee, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Dohan and Company CPAs

Dohan and Company CPAs